Exhibit 99.1

FOR IMMEDIATE RELEASE	Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com

KRATOS DEFENSE & SECURITY SOLUTIONS COMPLETES

ACQUISITION OF CRITICAL INFRASTRUCTURE AND HOMELAND SECURITY PROVIDER HENRY BROS. ELECTRONICS, INC.

Acquisition Expected To Be Immediately Accretive to Kratos Earnings Per Share and Significantly Expands Kratos Surveillance and Security Offering for Homeland Security and Public Safety

Kratos Increases 2011 Financial Guidance

SAN DIEGO, CA, December 16, 2010 — Kratos Defense & Security Solutions, Inc. (NASDAQ: KTOS), a leading National Security Solutions provider, announced today that it has completed its acquisition of leading Critical Infrastructure Security and Homeland Security provider Henry Bros. Electronics, Inc. (Nasdaq: HBE). Under the terms of the transaction, HBE stockholders will receive $8.20 in cash for each share of HBE common stock they own.

HBE is a leading pure play provider of homeland security solutions, products, and system integration services, including the design, engineering and operation of command and control systems for the protection of strategic assets and critical infrastructure in the United States. HBE also has particular expertise in the design, engineering, deployment and operation of specialized surveillance, thermal imaging, analytics, radar, and biometrics technology based security systems. Representative HBE programs and customers include Department of Defense agencies, nuclear power generation facilities, state government and municipality related agencies, major national airports, major harbors, railways, tunnel systems, energy centers, power plants, and related infrastructure. HBE will become part of Kratos’ Public Safety & Security (PSS) Business segment.

Ben Goodwin, President of Kratos’ PSS Business, said, “We believe that the addition of HBE creates the potential for significant organic growth opportunities for Kratos and our public security and safety business. Combining our business with one of the leading homeland security solutions and high end security system design and engineering services providers in the industry today strategically strengthens our overall capabilities and enhances our customer offerings and overall contract portfolio. Together, we are positioned to pursue new, large, and critical national and homeland security program opportunities for the protection of critical infrastructure here in the United States that independently we could not have previously pursued. We also see the opportunity for significant cross selling between the two businesses which we intend on immediately pursuing”.

The transaction is expected to immediately increase Kratos’ earnings per share, cash flow, and cash flow per share, in addition to increasing Kratos’ EBITDA margin rates.  Additionally, Kratos has revised its 2011 financial guidance up to approximately $550 to $560 million in revenue, and up to $60 to $62 million in EBITDA.

Eric DeMarco, Kratos’ President and Chief Executive Officer, said, “The acquisition of HBE is another important step in the execution of Kratos’ strategic business plan. HBE’s position as one of the premier Homeland and National Security Solution providers and command and control center design, engineering and operators in the industry today, and furthers our mission to build a business that supports many of our country’s long-term National Security priorities.  Importantly, we are looking forward to potential organic growth opportunities for the newly combined business, as Kratos’ financial strength, critical mass and the combined past performance qualifications of the business will enable us to pursue large security system integration programs which HBE could not have previously pursued.  The entire Kratos organization welcomes Jim Henry and HBE’s most important and valuable asset, the Henry Brother’s employees, to Kratos.”

B. Riley and Company acted as exclusive financial advisors to Kratos on this important strategic acquisition.  B. Riley also acts as Kratos advisor on critical strategic planning, capital structure and execution of Kratos business plan.

About Kratos Defense & Security Solutions, Inc.

Kratos Defense & Security Solutions, Inc. (NASDAQ: KTOS) is a United States National Security Solutions provider. Kratos provides mission critical products, solutions and services for United States national and homeland security. Principal areas of expertise include C5ISR, sensor development, unmanned system solutions and support, weapon systems upgrade and sustainment; design, engineering, manufacturing and integration of military products, tactical and other shelters; military weapon range operations; critical network engineering services; information assurance and cybersecurity solutions; security and surveillance systems; and critical infrastructure security system design, integration and operation. The Company is headquartered in San Diego, California, with resources located throughout the U.S. and at key strategic military locations. News and information are available at www.KratosDefense.com.

About Henry Bros. Electronics, Inc.

Henry Bros. Electronics (Nasdaq: HBE) provides technology-based integrated electronic security systems, services and emergency preparedness consultation to commercial enterprises and government agencies. HBE is headquartered in Fair Lawn, New Jersey, and has offices in Arizona, California, Colorado, Maryland, New York, Texas and Virginia. For more information, visit http://www.hbe-inc.com.

Notice Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to a variety of matters, including but not limited to: the benefits and synergies expected to result from the acquisition; the anticipated customer base for Kratos and HBE; and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Kratos and HBE and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements.  All such forward-looking statements speak only as of the date they are made, and neither Kratos nor HBE undertakes any obligation to update or revise these statements, whether as a result of new information, future events or otherwise.

Factors that could cause actual results to differ materially from the forward-looking statements contained herein include, but are not limited to: any operational or cultural difficulties associated with the integration of the businesses of Kratos and HBE; potential adverse reactions or changes to business relationships resulting from the acquisition; unexpected costs, charges or expenses resulting from the acquisition; litigation or adverse judgments relating to the acquisition; the failure to realize synergies and cost savings from the transaction or delay in realization thereof; and any changes in general economic and/or industry-specific conditions.  For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the businesses of Kratos and HBE in general, see the risk disclosures in the Annual Report on Form 10-K of Kratos for the year ended December 27, 2009 and in the Annual Report on Form 10-K of HBE for the year ended December 31, 2009, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by each of Kratos and HBE.